News Release

Apollo Group, Inc.
4615 E. Elwood St.
Phoenix, AZ 85040
(800) 990-APOL
(480) 379-3503 fax
Internet:
www.apollogrp.edu
www.phoenix.edu
www.uopxonline.com
www.ipd.org
www.fp.edu
www.wintu.edu

Company Contact:
Kenda B. Gonzales
Chief Financial Officer
(800) 990-APOL
Email:
kenda.gonzales@apollogrp.edu

Investor Relations Contact:
Janess Pasinski
Apollo Group, Inc.
(800) 990-APOL
Email:
janess.pasinski@apollogrp.edu

Press Contact:
Ayla Dickey
Apollo Group, Inc
(480) 557-2952
Email:
ayla.dickey@apollogrp.edu

APOLLO GROUP, INC. ANNOUNCES AGREEMENT
REACHED WITH DEPARTMENT OF LABOR

     Phoenix, Arizona, July 23, 2004 – Apollo Group, Inc. (Nasdaq: APOL, UOPX) is pleased to announce that it has reached an agreement with the Department of Labor regarding the exemption status of University of Phoenix on-ground enrollment advisors. Apollo and the Department have worked together for the past few months on this resolution, which includes a payment of approximately $3 million by Apollo Group. Apollo had previously reserved for this payment as they expected to reach resolution during the current fiscal year.

     Todd S. Nelson, CEO and Chairman, said, “We truly appreciate the professionalism demonstrated by Department of Labor officials in resolving this complex issue for our employees. We recently reached an agreement for our University of Phoenix Online enrollment advisors and we are now pleased to provide a similar agreement for our University of Phoenix on-ground enrollment advisors.”

     Apollo Group, Inc. has been providing higher education programs to working adults for over 25 years. Apollo Group, Inc., operates through its subsidiaries The University of Phoenix, Inc., Institute for Professional Development, The College for Financial Planning Institutes Corporation, and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 78 campuses and 133 learning centers in 38 states, Puerto Rico and Vancouver, British Columbia. Combined degree enrollment was 239,300 students as of May 31, 2004.

     For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company web site at: www.apollogrp.edu.